Exhibit 4.23

[Sep. 22] 2025

BETWEEN

(1) Intercont (Cayman) Limited

and

(2) Atlas Harbor Investment Limited

CONSULTANCY AGREEMENT

6/F, The Annex, Central Plaza
18 Harbour Road

Hong Kong

香港湾仔港湾道 18 号中环广场新翼 6 楼

www.twobirds.com

Tel: +852.2248.6000

Fax: +852.2248.6011

Ref: DAAC/MANFB.0001

THIS AGREEMENT (this “Agreement”) is made on the day of Sep. 22, 2025
BETWEEN

(1) Intercont (Cayman) Limited, incorporated and registered in the Cayman Islands with company number 401532 whose registered office is at 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203 (“Party A”);

(2) Atlas Harbor Investment Limited, incorporated and registered in the British Virgin Islands with company number 2179606 whose registered office is at Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands (the “Consultant”).

(each a “Party” and together the “Parties”).

WHEREAS:

(A) Party A has agreed to seek from the Consultant, and the Consultant has agreed to provide Party A, consulting services in relation to fund raising activities on and subject to the terms of herein.

NOW THEREFORE, the Parties hereby agree as follows:

1. Interpretation

1.1. A reference to the singular includes a reference to the plural and vice versa and reference to any gender includes a reference to all other genders.

1.2. Any reference in this Agreement to any document in connection with or arising out of this Agreement shall mean a reference to this Agreement and/or such document (as the case may be) as from time to time amended, modified, supplemented or novated.

1.3. The headings are for convenience only and do not affect interpretation.

1.4. Unless otherwise expressly provided, the definitions and designations adopted in the recitals and introductory statements preceding this clause apply throughout.

2. Engagement of consultant and scope of Consultation Services

2.1. Party A hereby engages the Consultant as an independent consultant and the Consultant hereby accepts and agrees to such engagement to perform the following services in accordance with the terms and conditions set forth in this Agreement (“Consultation Services”):

Part I: Market Consulting

(a) The Consultant shall, based on specific written requests from Party A, conduct in-depth research on the specific markets or industries designated by Party A. Such research shall culminate in the delivery of a comprehensive Market Research Report based on the said designated directions. This Report shall, at a minimum, include:

(i) Analysis of market size, growth trends, competitive landscape, and key regulatory factors.

(ii) Identification and profiling of potential customers, partners, and competitors.

(iii) Assessment of market entry barriers, risks, and opportunities.

(b) In response to specific market investment opportunities identified and proposed in writing by Party A, the Consultant shall provide a tailored research report or investment plan for each such opportunity.

(c) The Consultant shall provide ongoing advisory support to assist Party A in the initial implementation of its market layout and operations, which may include assistance in formulating initial operational strategies and identifying key local resources.

Part II: Project Cooperation

(a) The Consultant shall actively source, identify, and evaluate potential investment and merger & acquisition opportunities that align with Party A’s strategic objectives and specific criteria as provided in writing by Party A.

(b) For opportunities deemed suitable by Party A, the Consultant shall act as a facilitator to initiate contact and secure at least one (1) introductory meeting between Party A and the counterparty’s decision-makers.

(c) The Consultant shall provide continuous support throughout the negotiation process. The Consultant’s primary objective in this phase is to facilitate and assist Party A in reaching a definitive agreement (such as an Investment Agreement, M&A Agreement, or Joint Venture Agreement) with the counterparty.

Part III: Business Optimization

(a) The Consultant shall provide strategic advice and recommendations to Party A for the optimization of its business logic and business structure.

(b) The Consultant shall assist Party A in enriching its business resources by introducing potential partners, clients, or other strategic resources that align with Party A’s business objectives.

3. Disclaimer

3.1. For the avoidance of doubt, the information provided in the Documents are from sources deemed reliable but is not guaranteed and is subject to change, and should be independently verified by Party A. The Consultant therefore makes no representation or warranty regarding the accuracy or completeness of the data contained in the Documents, and the Consultant assumes no responsibility for any typographical errors, misprints or misinformation of whatsoever nature.

4. Fee

4.1. This Agreement shall become effective upon signature by both parties. Within [10] business days after the effective date, Party A shall pay to the Consultant the full amount of the Service Fee, being USD 2,057,000 (two million fifty-seven thousand USD), in advance and in cleared funds (the “Service Fee”).

4.2. The Consultation Fee shall be paid by Party A to the Consultant by cheque or by telegraphic transfer or such other method as may be agreed between the Parties to such account as the Consultant shall have specified in writing to Party A.

4.3. Allocation of Transaction Costs and Expenses

4.3.1. The Consultant shall be solely responsible for all its own costs and expenses incurred in the performance of its obligations under this Agreement.

4.3.2. Without limiting the generality of the foregoing, Party A shall have no obligation to pay or reimburse the Consultant for any costs or expenses associated with any third-party resources, potential partners, or transaction opportunities introduced by the Consultant (the “Introduced Opportunities”), including but not limited to costs related to evaluation, due diligence, negotiation, and business development activities.

4.3.3. The only exception to this shall be if a specific cost is directly mandated by a third party involved in an Introduced Opportunity (e.g., a fee payable to a specific third-party due diligence provider designated by such third party), and only if such cost has been pre-approved in writing by Party A.

5. Term and termination

5.1. This Agreement shall be effective upon execution by both Parties.

5.2. The service term agreed upon in this Agreement shall be one year. Upon the expiration of the service term, this Agreement shall be terminated.

6. Confidentiality

6.1. The Parties agree to keep all Confidential Information in strict confidence and safeguard it accordingly, and agrees not to use, or disclose to any person or persons, any Confidential Information acquired while this Agreement is in effect and thereafter, except with the prior written consent by the other Party. For the purposes of this Agreement, “Confidential Information” shall mean all and any information disclosed by each Party to another. The Confidential Information shall not include any information already in the public domain or which subsequently enters the public domain other than by the unauthorised acts of any person, including as a result of any breach of this Agreement, or any information which is in possession of the other party at the time of its disclosure, or is disclosed to the Parties by a third party after the execution of this Agreement.

6.2. Within thirty (30) days of each Party’s request, or upon termination of this Agreement, the Parties shall either return or destroy all materials or media containing any Confidential Information (including any information, records, and materials developed on the basis thereof) will be either returned or destroyed, and each Party agrees to certify its compliance with such obligation upon the request of the other Party.

6.3. The rights and obligations contained in Clauses 6.1 and 6.2 shall survive notwithstanding the termination of this Agreement in accordance with Clause 4 or otherwise.

7. Costs and expenses

7.1. All costs and expenses in relation to the drafting and preparation of this Agreement shall be borne by Party B.

8. General

8.1. Nothing in this Agreement is intended to, or shall be deemed to, create or establish any association, employment status, partnership or joint venture between the Parties, constitute any Party the agent or representative of the other Party, nor authorise any Party to make or enter into any commitments for or on behalf of the other Party.

8.2. The Parties shall not assign or transfer any of its rights, benefits and/or obligations under this Agreement.

8.3. No failure or delay by either Party in exercising any right, power or remedy hereunder shall impair such right, power or remedy or operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and do not exclude any other rights, powers and remedies provided by law.

8.4. If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

8.5. Any amendment, modification, supplement, novation or waiver of any provision of this Agreement shall only be effective if made in writing and signed by or on behalf of each Party hereto and acknowledged and confirmed by each of the Parties hereto.

8.6. This Agreement constitutes the whole agreement between the parties and supersedes any prior arrangement, understanding or arrangement between the parties of any kind whatsoever and pertaining to any subject matter, whether written, oral, or otherwise. Any variation of this Agreement shall be in writing and signed by or on behalf of each party.

9. Governing law and jurisdiction

9.1. This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of Hong Kong.

9.2. The parties irrevocably agree that the courts of Hong Kong have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement.

10. Third Party Rights

10.1. The Parties do not intend any terms of this Agreement to be enforceable by any person who is not a Party hereof pursuant to the Contracts (Rights of Third Parties) Ordinance (Cap. 623) and agree that this Agreement shall be excluded from the application of the same ordinance.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS whereof this Agreement has been duly executed by the duly authorised officers or representatives of the parties hereto on the day and year first hereinbefore mentioned.

SIGNED by	)
)
for and on behalf of	)
Intercont (Cayman) Limited
)
acting through	)
as its authorized signatory	)
)
)

in the presence of:
Witness Name:
Witness title:
Witness address:

SIGNED by	)
)
for and on behalf of	)
Atlas Harbor Investment Limited
)
)
acting through	)
as its authorized signatory	)
)

in the presence of:
Witness Name:	Beatrice Cheung Lai Yee
Witness title:
Witness address:	8/F Jade House, 47C Stubbs Road, Hong Kong